UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: May 20, 2010

AXION POWER INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Clover Lane
New Castle, PA 16105
(Address of principal executive offices)

(724) 654-9300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  Other Information

Axion Power International, Inc. has announced that effective as of May 20, 2010, Glenn Patterson, a director, has adopted a prearranged trading plan in accordance with guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934 and the Company's policies related to sales by insiders.

Rule 10b5-1 permits public company officers, directors and other insiders to adopt written, pre-arranged stock trading plans when they are not in possession of material nonpublic information. Using these plans, insiders may gradually diversify investment portfolios and spread stock sales over a period of time, regardless of any material nonpublic information they may receive after adopting the plan.

Under his 10b5-1 plan, Mr. Patterson intends to sell, over six months beginning on July 20, 2010 and ending January 20, 2011, up to 160,000 shares of Axion common stock at an average minimum selling price of $1.40 per share. In accordance with Rule 10b5-1, Mr. Patterson will not have any discretion over timing or amount of sales of Axion stock under his plan. This 10b5-1 plan will facilitate the orderly sale of common stock for personal financial planning purposes with the goal of minimizing any market impact and avoiding any concerns about the timing of the transactions. Mr. Patterson's sales of Axion stock under this plan will be publicly reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 26, 2010

Axion Power International, Inc.

By:	/s/ Charles R. Trego
Charles R. Trego
Chief Financial Officer